EXHIBIT - 99.2 CORPORATE OVERVIEW AND HIGHLIGHTS DATED NOVEMBER 2002.



                          ADVANCED NUTRACEUTICALS, INC.
                        NASDAQ SYMBOL: ANII November 2002

                        Corporate Overview and Highlights

Advanced Nutraceuticals, Inc. ("ANI"), a holding company with two operating subsidiaries, Bactolac Pharmaceutical and ANI Pharmaceuticals, is focused in the vitamin, nutraceutical and O-T-C pharmaceutical industries. Recent highlights include:

     o    Bactolac,   operating  in  the  vitamin  and  nutraceutical   segment,
          continues to grow and contribute significant profitability and cash flow with 2002 EBITDA estimated to be $2.5 million.

     o ANI Pharmaceuticals, operating in the O-T-C pharmaceutical segment, has increased revenues to a current annualized rate of over $12 million, resulting in recent breakeven performance and positive cash flow.

     o In October 2002, ANI received the regular quarterly payment of approximately $180,000 on the $5.0 million note receivable from the June 2001 sale of its former subsidiary NFLI.

     o During September 2002, certain Board members and their affiliates converted over $1.5 million of current notes payable into common stock.

     Capital Structure Highlights
Total shares outstanding                   (1)       4,992,800       (1) Includes 2,841,000 shares issued September
Closing share price 10/15/02                        $     0.90                2002 under debt conversion agreements.

Total market capitalization                (2)      $4,500,000       (2)  Public float approximately 1,150,000
Price range - 52 week low/high                      $0.35-$1.24               shares.
Daily trading volume - average 30 days              2,900 Shares
Shareholders of record                              1,636

     Operating Highlights        FYE 9/02 (Est.)           FYE 9/01 (Actual)
                             -----------------------    ------------------------
                              Amount       Per Share      Amount       Per Share
                             --------      ---------    -----------    ---------
                                              (1)                         (1)
                             $21,700,000    $ 4.35      $17,600,000      $3.53
Total Revenues
Total Assets                 $25,100,000    $ 5.03      $25,700,000      $5.15
Stockholders' Equity:
   Total                     $16,600,000    $ 3.32      $16,900,000      $3.38
   Tangible                  $ 9,000,000    $ 1.80      $ 8,200,000      $1.64


                 Bactolac Pharmaceutical, Inc. www.bactolac.com

Bactolac is a contract manufacturer of vitamins and nutritional supplements that continues to be successfully managed by its founder, Dr. Pailla M. Reddy. Bactolac's sales have consistently grown, with sales expected to exceed $12,300,000 for 2002, a 15% increase over 2001. To support its continued growth and to expand its customer service capabilities Bactolac moved into a modern 37,500 square foot GMP facility located in Hauppauge, NY. Investments over the last three years, exceeding $1,000,000, in state-of-the-art lab equipment, high speed manufacturing equipment, tablet coating machines and flexible packaging equipment, are now complete. These improvements have enhanced Bactolac's ability to provide complete turnkey services from product development to final product coating and packaging.

Bactolac creates and produces unique formulas for a variety of uses, including weight loss, antioxidants, sports nutrition, energy products, stress relief formulas, relaxation formulas, life extension formulas, immune enhancement, cholesterol products, liver, heart and brain products and numerous herbal remedies and has manufactured over 1,000 formulations. Bactolac continues to focus on ever-increasing standards of quality products, systems and controls. Bactolac's "In-Process Quality Control" (IPQC) ensures compliance with product specification at all stages of the manufacturing process. Cost efficient manufacturing, excellent service, and on time delivery are cornerstones of Bactolac's business strategy.

         ANI Pharmaceuticals, Inc.  www.anipharmaceuticals.com

In August 2001, the Company organized ANI Pharmaceuticals, Inc. ("ANIP"), as a wholly owned subsidiary of the Company, which continued the operations previously known as ASHCO. ANIP is a contract and private label manufacturer of OTC pharmaceutical (primarily liquid) products, operating in the Company-owned 132,000 square foot facility in Gulfport, MS. ANIP has well established and stringent quality control procedures and standards, in accordance with GMP's as mandated by the Food, Drug and Cosmetic Act. The company has a clean regulatory record with a history of no objectionable observations from the FDA's last three recurring audit examinations.

ANIP's customer base consists of distributors who re-sell the products as well as major retail customers who have products produced with their private brand label on the product, to compete with national brand suppliers. During January 2001, ANIP completed the final contract production for Bayer Corporation, which had historically accounted for a substantial portion of the plant's revenue. This resulted in plant revenues bottoming out at an annual run rate of less than $4,000,000. Significant challenges continue at the ANIP operation but management believes that significant progress has been made in this turnaround situation. ANIP has recently added several customers, such as Walgreen, K-Mart and Dollar General, and is in talks with a number of large recognized retailers. Revenues from contract production have also increased as a result of expanded sales to existing customers and new customers. Sales have now been rebuilt to a current annualized run rate in excess of $12,000,000. While the majority of the increase was not realized until the last quarter of the year ended September 2002, management of ANIP believes that the increased level will be sustainable.

  Advanced Nutraceuticals, Inc. (Parent Company) www.advancednutraceuticals.com

ANI is publicly traded on the NASDAQ Small Cap market under the symbol ANII. ANI is a holding company with two operating subsidiaries, Bactolac and ANIP. ANI sold another subsidiary, NFLI, in June 2001 for $3.2 million in cash and a $5.0 million prime plus one-half percent note payable by NFLI with quarterly payments for three years and a final balloon payment in June 2004. NFLI also made a Note to Bactolac for $650,000, which is past due. Due to NFLI's poor financial condition, the total receivable from NFLI is currently carried at $380,000. ANI's credit facility with its senior lender matures in November 2002, and management of the Company believes that a new facility with a new lender should be finalized in late 2002.


For additional information call- Gregory Pusey, President, 303-722-4008 or Jeffrey G. McGonegal, Senior Vice President - Finance, 303-475-3786


                             Disclaimer on Material

This document includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes, problems in collecting receivables, and difficulties in obtaining quickly new debt financing with reasonable terms. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this document should also be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.